Exhibit 99.2

AsiaInfo-Linkage Announces Results of 2013 Annual Meeting of Stockholders

Company Successfully Passes All Proposed Resolutions

BEIJING and SANTA CLARA, Calif., April 27, 2013 — AsiaInfo-Linkage, Inc. (Nasdaq: ASIA) (“AsiaInfo-Linkage” or the “Company”), a leading provider of communications software solutions and related services, today announced that the Company held its annual meeting of stockholders (the “Annual Meeting”) on April 25, 2013 in Beijing. Of the 72,762,847 shares of the Company’s common stock outstanding and entitled to vote as of the February 25, 2013 record date for the Annual Meeting, a total of 61,667,158 shares were represented in person or by proxy, which constituted a quorum.

At the Annual Meeting, stockholders considered, voted on and approved the following proposals:

1. Election of Directors Proposal: A proposal to elect Steve Zhang, Thomas J. Manning and Sean Shao to serve for three-year terms to expire at the 2016 annual meeting of stockholders and until their respective successors are duly elected and qualified.

2. Appointment of Accounting Firm Proposal: A proposal to ratify the appointment of Deloitte Touche Tohmatsu Certified Public Accountants LLP as the independent registered public accounting firm of the Company for the fiscal year ending December 31, 2013.

3. Say-on-Pay Proposal: A proposal to approve, on an advisory basis, the compensation paid to the Company’s named executive officers, as disclosed in the Compensation Discussion and Analysis, the compensation tables, and related narrative disclosures in the proxy statement.

Items of business discussed at the Annual Meeting can be found in the proxy statement issued by the Company to stockholders prior to the Annual Meeting.

About AsiaInfo-Linkage, Inc.

AsiaInfo-Linkage, Inc. (NASDAQ: ASIA) is a leading provider of high-quality software solutions and IT services to the telecommunications industry. Headquartered in Beijing, we employ more than 11,000 professionals worldwide, providing a full suite of business and operations support systems (BSS/OSS) and associated professional services. Our core Veris™ product suite includes billing and customer care systems that serve nearly a billion subscribers globally, plus business intelligence, network management and security solutions.

Our customers work with us to converge large scale pre- and post-paid mobile operations; improve time to market for new products and services; and develop cost-effective new business models. In China we have more than 50% market share in billing, CRM and business intelligence through our longstanding partnerships with China Mobile, China Unicom and China Telecom. Our aim is to be the leading IT solutions provider to the global telecommunications industry, enabling the Connected Digital Lifestyle, and helping our customers build, maintain, operate and constantly improve their network infrastructure and IT environment.

For more information about AsiaInfo-Linkage, please visit www.asiainfo-linkage.com.

In China:

Mr. Jimmy Xia

AsiaInfo-Linkage, Inc.

Tel: +86-10-8216-6039

Email: ir@asiainfo-linkage.com

Mr. Justin Knapp

Ogilvy Financial, Beijing

Tel: +86-10-8520-6556

Email: asia@ogilvy.com

In the United States:

Ms. Jessica Barist Cohen

Ogilvy Financial, New York

Tel: +1-646-460-9989

Email: asia@ogilvy.com